Exhibit 17.1

SKRM Interactive, Inc.
14553 South 790 West
Bluffdale, Utah 84065

March 21, 2008
Board of Directors
SKRM Interactive, Inc.
14553 South 790 West
Bluffdale, Utah 84065

RE:  Resignation of Officer and Director

Dear Sirs:

Please be advised that I hereby resign as an Officer and Director on the Board of Directors effective March 21, 2008.

My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operation, policies or practices.

Sincerely,

/s/ Cristy DeAvila
Cristy DeAvila
Secretary / Treasurer